EXHIBIT 99.1

To:	All employees
From:	John Spanjers
Re:	Colgan Wind Down Update

Hello everyone.

As I mentioned in my May 30 message about the accelerated Houston (IAH) wind down schedule, there are a number of moving parts involved in our restructuring plan which require us to continuously refine the details. I’m writing today to provide an update about additional adjustments to our original Colgan wind down plan.

First, IAH flew its last flight on July 5 as scheduled. The IAH employees did an outstanding job managing that process and providing a smooth transition for United’s IAH operations. I want to sincerely thank our entire IAH team for their professionalism and dedication to ensuring safe, reliable operations as we concluded operations at this hub.

Currently, Colgan has 5 Saab lines of flight at Dulles (IAD), and 14 Q400 lines of flight operating at IAD and Newark (EWR).

We originally planned for IAD to wind down in August, and EWR to wind down by December 1.  However, United asked us to adjust that schedule and wind down all operations by September 5, 2012 and we agreed.

Therefore, the IAD Saabs will end operations on July 31 as planned. The Q400 operations will continue as planned in July, see a slight reduction in August and operate its last scheduled flight on September 5. This will complete the wind down of our Colgan operations and officially conclude our flying relationship with United.

We will continue to provide information to all employees impacted by this process. This includes operations employees at IAD, EWR and our Albany (ALB) maintenance base, as well as Colgan’s support employees at our headquarters. We’ll need a number of Colgan employees to stay beyond September 5 in order to wrap up the remaining elements of our wind down plan.

I know this process is difficult. However, this wind down is a necessary step in our efforts to create a viable business plan for Pinnacle.

Thank you to United, who has been a wonderful partner. And thank you to the outstanding pilots, flight attendants, ground crews, maintenance and SOC professionals supporting our Colgan operations, who have done a tremendous job.

Please continue to focus on taking care of our passengers and one another. We’ll provide more information as we get closer to September. I am truly grateful for your hard work and your constant commitment to maintaining safe, reliable operations through the last scheduled day. Thank you.

John